                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER


                                     Among

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,

                             INTEURO MERGER, INC.,

                       INTEURO PARTS DISTRIBUTORS, INC.

                                 LEON SCHIGIEL

                                      and

                                  JOSEPH BICK



                           Dated:  November 14, 1997

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE I - DEFINITIONS...................................................  1

ARTICLE II - THE MERGER...................................................  6
     2.1       The Merger.................................................  6
               ----------
     2.2       Articles of Merger; Effective Time.........................  6
               ----------------------------------
     2.3       Effect of Merger...........................................  6
               ----------------
     2.4       Closing....................................................  6
               -------
     2.5       Articles of Incorporation; By-laws.........................  6
               ----------------------------------
     2.6       Directors and Officers.....................................  6
               ----------------------
     2.7       Accounting Treatment.......................................  6
               --------------------

ARTICLE III - CONVERSION OF SECURITIES;
                    EXCHANGE OF CERTIFICATES..............................  7
     3.1       Conversion of Securities...................................  7
               ------------------------
     3.2       Rights of Holders of Inteuro Common Stock..................  7
               -----------------------------------------
     3.3       Surrender, Exchange and Delivery...........................  7
               --------------------------------
     3.4       No Fractional Shares.......................................  7
               --------------------

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF INTEURO
                    AND INTEURO SHAREHOLDERS..............................  8
     4.1       Corporate Existence and Power..............................  8
               -----------------------------
     4.2       Inteuro Subsidiaries.......................................  8
               --------------------
     4.3       Corporate Authorization....................................  8
               -----------------------
     4.4       Governmental Authorization.................................  8
               --------------------------
     4.5       Non-Contravention..........................................  8
               -----------------
     4.6       Capitalization.............................................  9
               --------------
     4.7       Inteuro Financial Statements...............................  9
               ----------------------------
     4.8       Inteuro's Books and Records................................ 10
               ---------------------------
     4.9       Inteuro Contracts with Related Parties..................... 10
               --------------------------------------
     4.10      Absence of Certain Changes or Events....................... 10
               ------------------------------------
     4.11      Litigation................................................. 11
               ----------
     4.12      Taxes...................................................... 11
               -----
     4.13      Title to Assets............................................ 12
               ---------------
     4.14      Labor Matters.............................................. 12
               -------------
     4.15      Employee Benefit Plans..................................... 12
               ----------------------
     4.16      Compliance with Laws....................................... 13
               --------------------
     4.17      Brokers.................................................... 14
               -------
     4.18      Vote Required.............................................. 14
               -------------
     4.19      Environmental Matters...................................... 14
               ---------------------

     4.20      Trademarks, Patents and Copyrights......................... 15
               ----------------------------------
     4.21      Contracts and Other Agreements............................. 15
               ------------------------------
     4.22      Insurance.................................................. 16
               ---------
     4.23      Accounts Receivable........................................ 17
               -------------------
     4.24      Inventory.................................................. 17
               ---------
     4.25      Plant, Property and Equipment.............................. 17
               -----------------------------
     4.26      Conflicting Interest....................................... 17
               --------------------
     4.27      No Prohibited Payments..................................... 17
               ----------------------
     4.28      Minute Books............................................... 17
               ------------
     4.29      Disclosure................................................. 18
               ----------

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF KEYSTONE.................... 18
     5.1       Corporate Existence and Power.............................. 18
               -----------------------------
     5.2       Corporate Authorization.................................... 18
               -----------------------
     5.3       Governmental Authorization................................. 18
               --------------------------
     5.4       Non-Contravention.......................................... 19
               -----------------
     5.5       Capitalization............................................. 19
               --------------
     5.6       SEC Documents.............................................. 20
               -------------
     5.7       Absence of Certain Changes or Events....................... 20
               ------------------------------------
     5.8       Litigation................................................. 21
               ----------
     5.9       Compliance with Laws....................................... 21
               --------------------
     5.10      Brokers.................................................... 21
               -------
     5.11      Disclosure................................................. 21
               ----------

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS.................... 22
     6.1       Conduct of Business by Inteuro............................. 22
               ------------------------------
     6.2       Conduct of Business by Keystone............................ 24
               -------------------------------
     6.3       Other Action............................................... 24
               ------------
     6.4       No Solicitation of Transactions............................ 24
               -------------------------------
     6.5       Interim Financial Information.............................. 24
               -----------------------------
     6.6       Aggregate Indebtedness..................................... 24
               ----------------------

ARTICLE VII - ADDITIONAL AGREEMENTS....................................... 24
     7.1       Access to Information...................................... 24
               ---------------------
     7.2       Confidentiality............................................ 25
               ---------------
     7.3       Public Announcements....................................... 25
               --------------------
     7.4       Appropriate Action; Consents; Filings...................... 26
               -------------------------------------
     7.5       State Statutes............................................. 27
               --------------
     7.6       Employment Contracts....................................... 27
               --------------------
     7.7       Indemnification............................................ 27
               ---------------
     7.8       Accounting Treatment....................................... 28
               --------------------
     7.9       Other Agreements........................................... 29
               ----------------
     7.10      Right to Update Schedules.................................. 29
               -------------------------
     7.11      Board of Directors......................................... 29
               ------------------
     7.12      Leases..................................................... 29
               ------

     7.13      Release from Guarantees....................................   29
               -----------------------

ARTICLE VIII - CONDITIONS TO THE MERGER...................................   29
     8.1       Conditions of Each Party's Obligation to Effect the Merger.   29
               ----------------------------------------------------------
     8.2       Conditions of Obligation of Keystone.......................   30
               ------------------------------------
     8.3       Conditions of Obligation of Inteuro........................   31
               -----------------------------------

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER............................   32
     9.1       Termination................................................   32
               -----------
     9.2       Consequences of Termination................................   33
               ---------------------------
     9.3       Amendment..................................................   33
               ---------
     9.4       Waiver.....................................................   34
               ------

ARTICLE X - GENERAL PROVISIONS............................................   34
     10.1      Survival of Representations and Warranties.................   34
               ------------------------------------------
     10.2      Notices....................................................   34
               -------
     10.3      Entire Agreement...........................................   34
               ----------------
     10.4      Severability...............................................   34
               ------------
     10.5      Successors and Assigns.....................................   34
               ----------------------
     10.6      Parties in Interest........................................   35
               -------------------
     10.7      Enforcement................................................   35
               -----------
     10.8      Governing Law..............................................   35
               -------------
     10.9      Counterparts; Effectiveness................................   35
               ---------------------------
     10.10     Further Assurances.........................................   35
               ------------------
     10.11     Attorney Fees..............................................   36
               -------------

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into and effective as of November 14, 1997, by and among Keystone Automotive Industries, Inc., a California corporation ("Keystone"), Inteuro Merger, Inc., a Florida corporation (the "Subsidiary"), Inteuro Parts Distributors, Inc., a Florida corporation ("Inteuro"), and Leon Schigiel and Joseph Bick (collectively, the "Inteuro Shareholders").

                               R E C I T A L S:
                               - - - - - - - -

     A. Keystone has formed the Subsidiary as a wholly-owned subsidiary in order to effect the merger of the Subsidiary with and into Inteuro, on the terms and conditions set forth in this Agreement and in accordance with applicable law (the "Merger"), such that upon the consummation of the Merger, Inteuro will be a wholly-owned Subsidiary of Keystone and the Subsidiary will cease to exist.

     B. The Boards of Directors of Keystone, the Subsidiary and Inteuro each have determined that it is in the best interests of their respective companies and shareholders that the Merger be consummated.

     C. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

As used herein, the following words and terms shall have the meanings set forth below:

     1.1 "Affiliate" means as to any Person (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any Person who is a director, officer, partner or principal (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above, or (c) any individual who is a member of the immediate family of any Person described in clause (a) or clause (b) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of 5% or more of the securities having ordinary voting power for the election of directors of such Person, or
(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     1.2  "Articles of Merger" shall refer to the document described in Section
                                                                        -------
2.2, providing for the consummation of the Merger in accordance with the terms
---
of this Agreement.

     1.3  "CBC" shall mean Car Body Concepts, Inc., a Florida corporation.

     1.4 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended.

     1.5 "CERCLIS" shall mean the Comprehensive Environmental Response Compensation Liability Information System List.

     1.6  "Closing" shall mean the consummation of the Merger as described in
Section 2.4 hereof.
-----------

     1.7  "Closing Date" shall mean the date on which the Closing occurs.

     1.8  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.9 "Competing Transaction" shall mean any of the following (other than the transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Inteuro,
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Inteuro or any subsidiary of Inteuro, taken as a whole, in a single transaction or series of transactions, other than in the ordinary course of business, (iii) any tender offer or exchange offer for any of the Inteuro Shares or the filing of a registration statement under the Securities Act in connection therewith, (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Inteuro Shares or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated herein.

     1.10 "Effective Time" shall mean the time that the Merger becomes effective pursuant to Section 2.2 below.
            -----------

     1.11 "Environmental Laws" shall mean all federal, state and local statues, laws, rules, regulations, ordinances, codes, guidelines and orders (including consent decrees and administrative orders) that relate to public health and safety or purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to the protection of human health or the environment, including, but not limited to, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.

     1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.13 "Evaluation Materials" shall mean any business and/or technical information of the Other Party or any of its subsidiaries which is (X) of a type typically regarded by both

Keystone and Inteuro as confidential or proprietary or (Y) is either (a) is disclosed in written form and designated as "Confidential" or "Proprietary" or
(ii) initially is disclosed verbally, is identified as "Confidential" or "Proprietary" at the time of disclosure and, within five (5) days following disclosure, is summarized in written form, designated as "Confidential" or "Proprietary" and delivered to an executive officer of the party to which such disclosure was made.

     1.14 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.15 "Exchange Ratio" shall mean the ratio at which Inteuro Common Stock is to be exchanged for Keystone Common Stock, which ratio is one share of Inteuro Common Stock to 30,666.7 shares of Keystone Common Stock, which ratio is based upon there being 60 shares of Inteuro Common Stock issued and outstanding at the Effective Time and an aggregate of 1,840,000 shares of Keystone Common Stock being issued to the Inteuro Shareholders. In the event that at the close of business on the business day immediately preceding the Closing, the aggregate indebtedness of Inteuro and CBC (excluding accounts payable and accrued expenses) exceeds the aggregate indebtedness (excluding accounts payable and accrued expenses) of Inteuro and CBC on September 30, 1997 plus $500,000 (the "Excess Indebtedness"), the aggregate number of shares of Keystone Common Stock to be issued to the Inteuro Shareholders will be reduced by one (1) share for each $19.50 of Excess Indebtedness times 92.0%, rounded to the closest share, limited in amount to 184,000 shares. In such an event, the Exchange Ratio shall be calculated based upon the reduced number of aggregate Keystone shares of Common Stock to be issued.

     1.16  "FCA" shall mean the Florida Business Corporation Act.

     1.17 "Governmental Entity" shall mean any federal, state, local or foreign governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

     1.18 "Hazardous Materials" means (a) any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, as amended, or regulations adopted pursuant to said act; (b) any "hazardous materials" or "hazardous substance" as defined in CERCLA; (c) any petroleum product, explosives, flammable material, radioactive material, friable asbestos-containing materials and transformers and other electrical equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs); or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance which are now or hereafter become defined, listed or otherwise classified as, or included in the definition of "hazardous substances" "hazardous wastes", "hazardous materials", "contaminants", "pollutants", "solid wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import within the meaning of any Environmental Law, whether now existing or hereafter in effect and as amended from time to time, and (e) to the extent not included in the foregoing, any medical waste.

     1.19 "Inteuro" shall mean Inteuro Parts Distributors, Inc., a Florida corporation.

     1.20 "Inteuro Affiliated Group" shall mean Inteuro and each of its subsidiaries and Affiliates.

     1.21 "Inteuro Common Stock" shall mean the common stock of Inteuro, no par value.

     1.22 "Inteuro Financial Statements" shall mean the balance sheets, statements of income and retained earnings, statements of cash flows, reports thereon by Inteuro's independent auditors, if any, and any notes thereto which are referred to in Section 4.7 below and Section 7.7 below.
                   -----------           -----------

     1.23 "Inteuro Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA) which Inteuro or any of its subsidiaries maintains or to which Inteuro or any of its subsidiaries contributes.

     1.24 "Inteuro Shareholders" shall mean collectively Leon Schigiel and Joseph Bick.

     1.25 "Inteuro Shares" shall mean all issued and outstanding shares of Inteuro Common Stock, and "Inteuro Share" shall mean one outstanding share of Inteuro Common Stock.

     1.26 "Keystone" shall mean Keystone Automotive Industries, Inc., a California corporation.

     1.27 "Keystone Common Stock" shall mean the Common Stock of Keystone, no par value.

     1.28 "Keystone Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA) which Keystone or any of its subsidiaries maintains or to which Keystone or any of its subsidiaries contributes.

     1.29 "Keystone SEC Documents" shall mean all required reports, schedules, forms, statements and other documents filed or required to be filed by Keystone with the SEC since June 20, 1996.

     1.30 "Keystone Shares" shall mean all issued and outstanding shares of Keystone Common Stock.

     1.31 "Knowledge" means as to any Person's awareness of any fact as of the time of determination either (i) such Person's then current actual conscious awareness of such fact or (ii) constructive knowledge of such fact if a reasonably prudent Person in a like position would then have known, or should then have known, the fact in the reasonably diligent performance of such Person's duties. In the case of a corporate party hereto, Knowledge shall be limited to the aggregate Knowledge of all of the officers of such corporation.

     1.32 "Lien" shall mean any pledge, claim, lien, charge, encumbrance or security interest of any nature whatsoever.

     1.33 "Material Adverse Effect" when used with respect to any entity means any change or changes, condition or conditions or effect or effects that individually or in the aggregate are or are likely to be materially adverse to
(a) the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries, if any, or on the ability of such entity or any of its subsidiaries following the consummation of the Merger to continue the business of such entity and its subsidiaries, if any, substantially as currently conducted (without the loss of any material rights), or (b) the ability of such entity or any of its subsidiaries to perform any of their respective obligations under this Agreement or to consummate the Merger.

     1.34 "Merger" shall mean the merger of Inteuro and the Subsidiary more fully described herein.

     1.35 "Other Party" when used with reference to Keystone shall mean Inteuro and when used with respect to Inteuro, shall mean Keystone.

     1.36 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, a foundation, an unincorporated organization or a Governmental Body or any department or agency thereof.

     1.37  "SEC" shall mean the Securities and Exchange Commission.

     1.38  "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.39 "Shareholders' Meeting" shall mean the meeting of the shareholders of Inteuro to be called to approve the Merger and this Agreement.

     1.40 "State Takeover Laws" shall mean any state "control share acquisition," "anti-takeover" or other similar statutes and regulations.

     1.41 "Surviving Corporation" shall mean Inteuro, the surviving corporation in the Merger.

     1.42  "Survivor Common Stock" shall mean the common stock of Inteuro.

     1.43 "Taxes" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

                            ARTICLE II - THE MERGER

     2.1  The Merger.  At the Effective Time, the Subsidiary shall be merged
          ----------
with and into Inteuro and the separate corporate existence of the Subsidiary shall cease and Inteuro shall continue as the surviving corporation.

     2.2  Articles of Merger; Effective Time.  As soon as practicable after
          ----------------------------------
satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII below, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Department of State of the State of Florida and make all other filings or recordings required by the FCA in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective (a) at such time as the Articles of Merger are duly filed with the Department of State of the State of Florida or (b) at such later time as may be agreed by the parties in writing and specified in the Articles of Merger.

     2.3  Effect of Merger.  From and after the Effective Time, the Surviving
          ----------------
Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of Inteuro and the Subsidiary, all as provided under the FCA.

     2.4  Closing.  The Closing will take place at 10:00 a.m. on the later to
          -------
occur of December 31, 1997 or the first business day after satisfaction or waiver of the conditions set forth in Article VIII at the offices of Keystone in Pomona, California, unless another date, time or place is agreed to in writing by the parties hereto.

     2.5  Articles of Incorporation; By-laws.
          ----------------------------------

          (a) At the Effective Time, the Articles of Incorporation of Inteuro shall be the Articles of Incorporation of the Surviving Corporation.

          (b) At the Effective Time, the Bylaws of Inteuro shall be the Bylaws of the Surviving Corporation.

     2.6  Directors and Officers.  The persons specified in Exhibit 2.6A
          ----------------------                            ------------
attached hereto shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the persons specified in Exhibit 2.6B shall be
                                                           ------------
the initial officers of the Surviving Corporation, holding the offices set forth opposite their respective names thereon, in each case until their respective successors are duly elected or appointed and qualified.

     2.7  Accounting Treatment.  The parties intend that the Merger will be
          --------------------
treated as a pooling-of-interests for accounting purposes by Keystone.

                    ARTICLE III - CONVERSION OF SECURITIES;
                           EXCHANGE OF CERTIFICATES

     3.1  Conversion of Securities.  As of the Effective Time, by virtue of the
          ------------------------
Merger and without any action on the part of the holder of any shares of Inteuro Common Stock:

          (a)  subject to Section 3.4 below, each Inteuro Share issued and
                          -----------
     outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Keystone Common Stock determined by multiplying such Inteuro Share by the Exchange Ratio, provided that each Inteuro Share issued and outstanding immediately prior to the Merger and held by Inteuro as treasury stock shall be canceled, and no consideration shall be delivered in consideration therefor; and

          (b) each share of the Subsidiary's common stock, no par value (constituting all of the Subsidiary's capital stock), immediately prior to the Effective Time, shall be converted into one share of Survivor Common Stock.

     3.2  Rights of Holders of Inteuro Common Stock.  On and after the Effective
          -----------------------------------------
Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented shares of Inteuro Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of whole shares of Keystone Common Stock into which such shares of Inteuro Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Keystone Common Stock into which such shares of Inteuro Common Stock shall have been converted on any matters on which the holders of record of Keystone Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Keystone may rely conclusively upon the record of shareholders maintained by Inteuro containing the names and addresses of the holders of record of Inteuro Common Stock at the Effective Time.

     3.3  Surrender, Exchange and Delivery.  At the Effective Time, Keystone
          --------------------------------
will issue shares of Keystone Common Stock to each of Leon Schigiel and Joseph Bick as calculated in accordance with Section 3.1(a) of this Agreement and Leon
                                      --------------
Schigiel and Joseph Bick will deliver to Keystone the certificates representing all of the issued and outstanding shares of Inteuro Common Stock.

     3.4  No Fractional Shares.  No fractional shares of Keystone Common Stock
          --------------------
shall be issued in connection with the Merger and no certificate therefor shall be issued. In lieu of such fractional shares, (a) any holder of Inteuro Common Stock who would otherwise be entitled to a fractional share of Keystone Common Stock equal to .50 or more of a share shall instead receive one full share of Keystone Common Stock and (b) any holder of Inteuro Common Stock who would otherwise be entitled to a fractional share of Keystone Common Stock equal to less than .50 of a share shall instead receive no consideration in respect of such fractional interest.

            ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF INTEURO
                           AND INTEURO SHAREHOLDERS

     Except as set forth in and qualified by the schedules attached hereto, Inteuro and each of the Inteuro Shareholders hereby jointly and severally make the following representations and warranties to Keystone.

     4.1  Corporate Existence and Power.  Inteuro is a corporation duly
          -----------------------------
incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers required to carry on its business as now conducted. Inteuro is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Inteuro. The copies of the Articles of Incorporation and Bylaws of Inteuro which have been delivered to Keystone by Inteuro are as of the date hereof and will be at the Effective Time, true and complete copies of the Articles of Incorporation and Bylaws of Inteuro, in each case as amended, restated and otherwise in effect at the Effective Time.

     4.2  Inteuro Subsidiaries.  Inteuro does not own, directly or indirectly,
          --------------------
any capital stock or other ownership interest in any Person.

     4.3  Corporate Authorization.  The execution, delivery and performance by
          -----------------------
Inteuro of this Agreement and the consummation by Inteuro of the transactions contemplated hereby to be consummated by it, including the Merger, are within Inteuro's corporate powers and have been duly authorized by all necessary corporate and shareholder action on the part of Inteuro, including without limitation approval of the directors of Inteuro and the holders of Inteuro Common Stock. This Agreement has been duly and validly executed and delivered by Inteuro and the Inteuro Shareholders and constitutes a legal, valid and binding agreement of Inteuro and the Inteuro Shareholders enforceable in accordance with its terms.

     4.4  Governmental Authorization.  The execution, delivery and performance
          --------------------------
by Inteuro and the Inteuro Shareholders of this Agreement and the consummation of the Merger by Inteuro require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of Merger in accordance with the FCA, (b) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related regulations promulgated thereunder, and (c) any action or filing which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro.

     4.5  Non-Contravention.  The execution, delivery and performance by Inteuro
          -----------------
and the Inteuro Shareholders of this Agreement do not, and the consummation by Inteuro and the Inteuro Shareholders of the transactions contemplated hereby will not, (a) contravene or conflict with the Articles of Incorporation or Bylaws of Inteuro, (b) assuming compliance with the matters referred to in
Section 4.4 above, contravene or conflict with or constitute a violation of any
-----------
provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Inteuro or the Inteuro Shareholders (including, without limitation, applicable federal and state securities laws),  (c) assuming that the consents listed on Schedule
                                                                      --------
4.5 hereto are obtained prior to the Effective Time, constitute a breach or
---
violation of, or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Inteuro or to a loss of any benefit to which Inteuro is entitled under any provision of, any agreement, contract or other instrument binding upon Inteuro or any license, franchise, permit or other similar authorization held by Inteuro, other than such breaches, violations, defaults, rights or losses which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro, or
(d) result in the creation or imposition of any Lien on any asset of Inteuro, other than any such creation or imposition which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro. Schedule 4.5 hereto
                                                           ------------
sets forth a true, complete and correct list of all consents, approvals and authorizations required to be obtained by Inteuro from any third party (other than as otherwise expressly contemplated by Section 4.4 of this Agreement) in
                                            -----------
connection with this Agreement, the Merger and the transactions contemplated hereby.

     4.6  Capitalization.  The authorized capital stock of Inteuro consists of
          --------------
60 shares of Inteuro Common Stock. As of the date of this Agreement, there are issued and outstanding 60 shares of Inteuro Common Stock. All outstanding shares of Inteuro Common Stock are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The outstanding shares of Inteuro Common Stock at the time of this Agreement and immediately prior to the Effective Time are owned in equal amounts by the Inteuro Shareholders. Except as set forth above or in Schedule 4.6, there are outstanding (a) no shares of Inteuro Common
            ------------
Stock or other voting securities of Inteuro, (b) no securities of Inteuro convertible into or exchangeable for shares of Inteuro Common Stock or voting securities of Inteuro and (c) no options, warrants or other rights to acquire from Inteuro, and no obligation of Inteuro to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Inteuro. There are no outstanding obligations of Inteuro to repurchase, redeem or otherwise acquire any Inteuro Common Stock. As of the date hereof all of the shares of Inteuro Common Stock owned by the Inteuro Shareholders are owned, and as of the Effective Time all such shares will be owned, free and clear from all Liens. All Inteuro shareholders are citizens of the United States.

     4.7  Inteuro Financial Statements.  Schedule 4.7 contains the audited
          ----------------------------   ------------
balance sheet of Inteuro at December 31, 1996, and the unaudited balance sheets of Inteuro at December 31, 1995 and September 30, 1997, together with the audited statement of income and retained earnings and cash flows of Inteuro for the fiscal year ended December 31, 1996 and the unaudited statements of income and retained earnings and cash flows of Inteuro for the fiscal year ended December 31, 1995 and the nine month period ended September 30, 1997. All such Inteuro Financial Statements have been, and any Inteuro Financial Statements delivered to Keystone for subsequent periods will be, prepared in conformance with generally accepted accounting principles applied on a basis consistent with prior periods (except, in the case of any unaudited financial statements, for the absence of footnotes), and fairly present and will fairly present the financial condition of Inteuro as of the represented dates thereof and the results of Inteuro's operations for the periods covered thereby. Inteuro does not have any material liabilities or obligations other than (i) those disclosed or reflected on its balance sheet dated September 30, 1997, (ii) those which were incurred since that date in the ordinary course of business, or (iii) those arising under contracts disclosed on Schedule 4.21 hereto.
                       -------------

     4.8  Inteuro's Books and Records.  The books of account and records
          ---------------------------
(including customer order files, employment records, licensing records, employment records and production and manufacturing records) of Inteuro and its subsidiaries are complete, true and correct in all material respects.

     4.9  Inteuro Contracts with Related Parties.  Except as disclosed on
          --------------------------------------
Schedule 4.9 hereto, there are no material agreements or contracts by, between
------------
or among Inteuro and any of Inteuro's officers, directors or shareholders or Affiliates of said persons. Schedule 4.9 contains a complete and accurate
                             ------------
description of all material transactions between Inteuro and any of Inteuro's officers, directors or shareholders (excluding salaries and normal and customary expense reimbursements) between January 1, 1996 and the date of this Agreement.

     4.10 Absence of Certain Changes or Events.  Except as expressly
          ------------------------------------
contemplated by this Agreement or as disclosed on Schedule 4.10, since September
                                                  -------------
30, 1997, Inteuro has conducted its business only in the ordinary course, and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had, or could reasonably be expected to have a Material Adverse Effect on Inteuro;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Inteuro Common Stock, or any repurchase, redemption or other acquisition by Inteuro of any outstanding shares of Inteuro Common Stock or other securities of, or other ownership interests in, Inteuro; except for such dividends or other distributions between the date hereof and the Closing reflecting the distribution of Inteuro earnings consistent with past practices;

          (c) any split, combination or reclassification of any of Inteuro Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Inteuro Common Stock;

          (d) any incurrence, assumption or guarantee by Inteuro of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

          (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Inteuro which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Inteuro;

          (f) any change in any method of accounting or accounting practice by Inteuro, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (g) except for this Agreement, any contract or commitment other than in the ordinary course of business;

          (h) any sale, assignment, transfer or other disposition of material properties or assets, other than inventory or supplies consumed or disposed of in the ordinary course of business;

          (i) any change or anticipated change in the relationship between Inteuro and any of its major customers or suppliers which, taken in the aggregate, could reasonably be expected to have a Material Adverse Effect on Inteuro;

          (j) any (i) grant, except pursuant to agreements in effect on the date of this Agreement and disclosed in a Schedule hereto, of any material severance or termination pay to any director, officer or employee of Inteuro, (ii) entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Inteuro, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv), material increase in compensation, bonus or other benefits payable to directors, officers or employees of Inteuro, other than in the ordinary course of business consistent with past practices; or

          (k) any agreement or commitment obligating Inteuro to do any of the things described in clauses (a) through (j).

     4.11  Litigation.  Except as disclosed in Schedule 4.11 hereto, there is no
           ----------                          -------------
action, suit, investigation or proceeding pending or threatened against or affecting Inteuro or any of its properties (other than any such suit, action or proceeding challenging the transactions contemplated by this Agreement or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) that, if determined or resolved adversely to Inteuro(in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Inteuro.

     4.12  Taxes.  Each of the Inteuro Affiliated Group has filed all material
           -----
tax returns and reports required to be filed by it and has paid (or Inteuro has paid on its behalf) all of the Taxes required to be paid by it (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro), and the most recent financial statements contained in the Inteuro Financial Statements reflect an adequate reserve for all Taxes payable by Inteuro for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Inteuro or any member of the Inteuro Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro), and no requests for waivers of the time to assess any Taxes are pending. None of the assets or properties of Inteuro is subject to any tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings) except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro.

     4.13  Title to Assets.  Schedule 4.13A contains a complete and accurate
           ---------------   --------------
list of all machinery, tools, equipment, instruments, racks, trucks, automobiles, furniture, computers, fixtures, leasehold improvements, documents, records, books and all other tangible personal property and real property owned or leased by, or in the possession of, or used by Inteuro and appearing on Inteuro's tax depreciation schedule. As of the date hereof and as of the Effective Time, Inteuro shall hold title to its assets and properties free and clear of all Liens, except as disclosed in Schedule 4.13B hereto.
                                           --------------

     4.14  Labor Matters.  Inteuro is not a party to any collective bargaining
           -------------
agreement or other labor union contract applicable to persons employed by Inteuro. Except as disclosed in Schedule 4.14 hereto, (i) Inteuro is in
                                 -------------
substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and Inteuro is not engaged in any unlawful labor or employment practice nor has received any notice of a complaint, charge or allegation to the contrary; (ii) there is no labor strike, dispute, slowdown or work stoppage pending or threatened against or affecting Inteuro; (iii) no present or former employee of Inteuro has any rightful claim for wrongful discharge against Inteuro, which could reasonably be expected to have a Material Adverse Effect on Inteuro; (iv) no present or former employee or independent contractor of Inteuro has any pending or threatened claim against Inteuro, which could reasonably be expected to have a Material Adverse Effect on Inteuro, for (A) overtime pay, other than overtime pay for the current period; (B) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period);
(C) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the employer's current fiscal year; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices, breach of contract or other claim arising under a collective bargaining agreement, individual, express or implied contract, or policy, practice or procedure manual or statement; or (H) any violation of occupational safety or health standards, or any violation of the Worker Adjustment Retraining and Notification Act ("WARN").

     4.15  Employee Benefit Plans.
           ----------------------

          (a)  Schedule 4.15 hereto sets forth a list of all Inteuro Plans.
               -------------
Except for the Inteuro Plans, with respect to all employees and former employees of Inteuro and all dependents and beneficiaries of such employees and former employees, (i) Inteuro does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements, (ii) Inteuro does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA, or Section 414(i) of the Code),
(iii) Inteuro does
not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) and (iv) Inteuro does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

          (b) The Inteuro Plans comply in all material respects with the applicable requirements of ERISA and the Code, except for such failures to comply which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Inteuro.

          (c) Inteuro has delivered to Keystone true and complete copies of (i) all Inteuro Plans, (ii) the most recent determination letter, if any, received by Inteuro from the Internal Revenue Service regarding the Inteuro Plans, (iii) the most recent financial statements and annual report or return for the Inteuro Plans and (iv) the most recently prepared actuarial valuation reports for the Inteuro Plans, if any.

          (d) Inteuro does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Inteuro has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Inteuro has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the Inteuro Plans (whether or not subject to ERISA) and (ii) health care continuation benefits described in
Section 4980B of the Code.

          (e) Neither Inteuro nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Inteuro Plans which would subject Inteuro, Keystone, the Surviving Corporation or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, which liability would have a Material Adverse Effect on Inteuro.

          (f) Inteuro has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA, which liability would have a Material Adverse Effect on Inteuro.

          (g)  4.16 Compliance with Laws.  Except as disclosed on Schedule 4.16
                    --------------------                          -------------
hereto, Inteuro (a) is not in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations or (b) has not received any notice from any Governmental Entity or any other Person that Inteuro is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and
(b), for violations, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Inteuro. Inteuro has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro.

     4.17  Brokers.  No broker, investment banker, financial advisor or other
           -------
Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Inteuro or the Inteuro Shareholders and not entered into pursuant to the provisions of this Agreement.

     4.18  Vote Required.  The affirmative vote of a majority of the votes that
           -------------
holders of the outstanding Inteuro Shares are entitled to cast at a meeting called for the purpose of approving the Merger and this Agreement is the only vote of holders of any Inteuro capital stock required to approve this Agreement, the Merger and the transactions contemplated hereby.

     4.19  Environmental Matters.  Except as set forth on Schedule 4.19,
           ---------------------                          -------------

          (a) all facilities and property (including underlying groundwater) owned or leased by Inteuro, or owned by the Inteuro Shareholders and currently leased to Inteuro, have been operated by Inteuro or other leasees of the properties from the Inteuro Shareholders in material compliance with all Environmental Laws;

          (b)  there have been no past, and there are no pending or threatened

               (i) claims, complaints, notices or requests for information received by Inteuro with respect to any alleged violation of any Environmental Law, or

               (ii) complaints, notices or inquiries to Inteuro regarding potential liability under any Environmental Law;

          (c) there have been no releases of Hazardous Materials by Inteuro at, on or under any property now or previously owned or leased by Inteuro that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on Inteuro;

          (d) Inteuro has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business except where such failure, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Inteuro;

          (e) to the Knowledge of Inteuro, no property now or previously owned or leased by Inteuro is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (f) to the Knowledge of Inteuro, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Inteuro that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on Inteuro;

          (g) to the Knowledge of Inteuro, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Inteuro that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on Inteuro; and

          (h) to the Knowledge of Inteuro, no conditions exist at, on or under any property now or previously owned or leased by Inteuro which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that may reasonably be expected to have a Material Adverse Effect on Inteuro.

     4.20  Trademarks, Patents and Copyrights.  Except as set forth on Schedule
           ----------------------------------                          --------
4.20, Inteuro owns or possesses adequate licenses or other valid rights to use,
----
all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register and registrations for, the foregoing patents, trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Inteuro as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of such rights. Except as set forth on Schedule 4.20, the conduct of the business
                                     -------------
of Inteuro as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark, copyright or other proprietary right of any other Person, Inteuro has received no claim or threat that any such conflict exists, and no litigation, claim, suit, action, proceeding, or complaint concerning the foregoing has been filed or is ongoing. Except as set forth in Schedule 4.20
                                                                -------------
hereto, Inteuro has the unencumbered right to sell its products and services (whether now offered for sale or under development) free from any royalty or other obligations to any third parties.

     4.21  Contracts and Other Agreements.  All contracts and agreements listed
           ------------------------------
on Schedule 4.21 hereto are valid, existing, in full force and effect, binding
   -------------
upon Inteuro and upon the other parties thereto in accordance with their terms, and Inteuro has paid in full or accrued all amounts now due from it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and, except as disclosed on Schedule 4.21 hereto, is not in default under any of
                       -------------
them, nor to the Knowledge of Inteuro is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder (except for (x) such defaults other than defaults in payment that would not, individually or in the aggregate, have a Material Adverse Effect on Inteuro and
(y) such defaults in payment as do not exceed, individually or in the aggregate, $10,000). Schedule 4.21 hereto sets forth a list of all material contracts and
           -------------
other agreements, excluding leases for vehicles or material handling equipment used in the ordinary course of business, to which Inteuro is a party or by or to which Inteuro or any of its assets or properties is bound or subject, including, without limitation, the following:

          (a) any agreement that individually requires aggregate expenditures by Inteuro in any one year of more than $10,000 or any agreement which by its terms requires performance over a period exceeding one year with aggregate expenditures of over $10,000;

          (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $10,000;

          (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by Inteuro in any one year of more than $10,000, or (ii) pursuant to which Inteuro is the lessor of any real property which has rentals over $10,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

          (d)  any agreement of surety, guarantee or indemnification, other than
(i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $10,000, or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

          (e)  except as disclosed on Schedule 4.15, any agreement, including
                                      -------------
without limitation employment agreements and bonus plans, relating to the compensation of, or obligating Inteuro to make payments (whether such payments are fixed in amount or contingent) to, (i) officers, (ii) employees, (iii) former employees, (iv) consultants, (v) advisors or (vi) any Person who was promised such payments;

          (f) any agreement containing covenants of Inteuro not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with Inteuro in any line of business of Inteuro;

          (g) any agreement granting or restricting the right of Inteuro to use a trade name, trade mark or logo;

          (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $10,000 by Inteuro within ninety days; and

          (i) any franchise, licensing (other than computer software agreements, except those providing for aggregate payments exceeding $10,000) or development agreement.


True and complete copies of all of the contracts and other agreements set forth in Schedule 4.21 hereto (or required to be set forth therein) have been
   -------------
previously provided to Keystone.

     4.22  Insurance.  Schedule 4.22 attached hereto contains a true and
           ---------   -------------
complete listing of all policies of insurance maintained by Inteuro as of the date hereof and at all times during the twenty four month period ending on the date hereof. All such policies of insurance are in full force and effect, and true and correct copies of all such policies of insurance have been previously provided to Keystone. Inteuro maintains insurance in such amounts, and with respect to such liabilities and properties, as are customary for its industry for similarly situated entities and comparable assets.

     4.23  Accounts Receivable.  The accounts receivable of Inteuro were
           -------------------
acquired in the ordinary course of business and to the Knowledge of Inteuro are subject to no defenses, set-offs or counterclaims, except to the extent of the reserves reflected in the Inteuro Financial Statements.

     4.24  Inventory.  The inventories of Inteuro were acquired in the ordinary
           ---------
course of business and to the knowledge of Inteuro are saleable in due course under normal circumstances.

     4.25  Plant, Property and Equipment.  The plant, property and equipment of
           -----------------------------
Inteuro presently used in, or necessary for the operation of, Inteuro's business is in satisfactory operating condition, in a state of reasonable maintenance and repair and is suitable for the purpose intended.

     4.26  Conflicting Interest.  Other than as set forth on Schedule 4.26, no
           --------------------                              -------------
director, officer or principal shareholder, or any Affiliates of any of such persons, of Inteuro (i) has any pecuniary interest in any supplier or customer of Inteuro or in any other business with which Inteuro conducts business or with which Inteuro is in competition or (ii) is indebted to Inteuro for borrowed money.

     4.27  No Prohibited Payments.  Neither Inteuro nor, to Inteuro's or Inteuro
           ----------------------
Shareholders' Knowledge, any officers, directors, employees, independent contractors or agents acting on behalf of Inteuro has at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation or ordinance requiring such disclosure, (ii) made any payment to any local, state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law, (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Inteuro sells products or renders services or from which Inteuro buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to Inteuro, or (iv) engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Inteuro.

     4.28  Minute Books.  The minute books of Inteuro accurately record all
           ------------
actions taken by its shareholders and directors.

     4.29  Disclosure.  No representations or warranties by Inteuro or the
           ----------
Inteuro Shareholders contained in this Agreement, and no document, statement, certificate or schedule furnished to Keystone in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained therein not misleading. Inteuro and the Inteuro Shareholders have provided Keystone complete and accurate documentation in response to Keystone's disclosure requests consistent with the provisions of this Agreement. All material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise), and financial condition of Inteuro have been disclosed to Keystone in this Agreement or the Schedules attached hereto. Notwithstanding any right of Keystone to fully investigate the affairs of Inteuro and notwithstanding any Knowledge of facts determined or determinable by Keystone pursuant to such investigation or right of investigation (but subject to matters disclosed in the exhibits and schedules annexed hereto, as supplemented pursuant to Section 7.10), Keystone has the
                                            ------------
right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules annexed hereto.

            ARTICLE V - REPRESENTATIONS AND WARRANTIES OF KEYSTONE

     Except as set forth in and qualified by the schedules attached hereto, Keystone hereby makes the following representations and warranties to Inteuro and the Inteuro Shareholders.

     5.1  Corporate Existence and Power.  Keystone and the Subsidiary are
          -----------------------------
corporations duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation, and each corporation has all corporate powers required to carry on its business as now conducted. Keystone is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not
have a Material Adverse Effect on Keystone.    The copies of the Articles of
Incorporation and Bylaws of Keystone and the Subsidiary which have been delivered to Inteuro by Keystone are as of the date hereof and will be at the Effective Time, true and complete copies of the Articles of Incorporation and Bylaws of Keystone and the Subsidiary, in each case as amended, restated and otherwise in effect at the Effective Time.

     5.2  Corporate Authorization.  The execution, delivery and performance by
          -----------------------
Keystone and the Subsidiary of this Agreement and the consummation by Keystone and the Subsidiary of the transactions contemplated hereby to be consummated by them are within each of their corporate powers and have been duly authorized by all necessary corporate action on the part of Keystone and the Subsidiary. This Agreement has been duly and validly executed and delivered by Keystone and the Subsidiary and constitute legal, valid and binding agreements of Keystone and the Subsidiary enforceable in accordance with its terms.

     5.3  Governmental Authorization.  The execution, delivery and performance
          --------------------------
by Keystone and the Subsidiary of this Agreement and the consummation by Keystone and the Subsidiary of the transactions contemplated hereby to be consummated by each of them requires no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of Articles of Merger in accordance with the FCA, (b) compliance with the rules and regulations of NASDAQ, (c) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related regulations promulgated thereunder and (d) any action or filing which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Keystone.

     5.4  Non-Contravention.  The execution, delivery and performance by
          -----------------
Keystone of this Agreement does not, and the consummation by Keystone of the transactions contemplated hereby will not, (a) contravene or conflict with the Articles of Incorporation or Bylaws of Keystone or the Subsidiary, (b) assuming compliance with the matters referred to in Section 5.3 above, contravene or
                                           -----------
conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Keystone (including, without limitation, applicable federal and state securities laws) other than such contraventions, conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect on any party hereto, (c) assuming that the consents listed on Schedule 5.4 hereto are
                                                 ------------
obtained prior to the Effective Time, constitute a breach or violation of, or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Keystone or to a loss of any benefit to which Keystone is entitled under any provision of, any agreement, contract or other instrument binding upon Keystone or any license, franchise, permit or other similar authorization held by Keystone, other than such breaches, violations, defaults, rights or losses which would not, individually or in the aggregate, have a Material Adverse Effect on Keystone, or (d) result in the creation or imposition of any Lien on any asset of Keystone, other than any such creation or imposition which would not, individually or in the aggregate, have a Material Adverse Effect on Keystone. Schedule 5.4 sets forth a true, complete
                                      ------------
and correct list of all consents, approvals and authorizations required to be obtained by Keystone or the Subsidiary from any third party (other than as otherwise expressly contemplated by Section 5.3 of this Agreement) in connection
                                    -----------
with this Agreement, the Merger and the transactions contemplated hereby.

     5.5  Capitalization.  The authorized capital stock of Keystone consists of
          --------------
50,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. As of the date of this Agreement, there are outstanding 12,642,000 shares of Keystone Common Stock and no shares of Preferred Stock. As of the date of this Agreement, Keystone has reserved 1,100,000 shares of Keystone Common Stock for issuance upon exercise of stock options granted pursuant to the 1996 Employee Stock Option Plan, as amended (the "Stock Option Plan"). All outstanding shares of Keystone Common Stock are, and the shares of Keystone Common Stock to be issued in connection with the Merger, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and have been or will be issued in compliance with all applicable federal and state securities laws. The Keystone Common Stock is registered pursuant to
Section 12(g) of the Exchange Act.  Except as set forth in this Section or on
Schedule 5.5 attached hereto and except for changes since the date hereof
------------
resulting from the exercise, cancellation or exchange of options granted pursuant to the Stock Option Plan, there are outstanding (a) no shares of Keystone Common Stock or other voting securities of Keystone, (b) no securities of Keystone convertible into or exchangeable for shares of capital stock or voting securities of Keystone and (c) no options or other rights to acquire from

Keystone, and no obligation of Keystone to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Keystone. There are no outstanding obligations of Keystone to repurchase, redeem or otherwise acquire any Keystone Common Stock.

     5.6  SEC Documents.  Keystone has filed all Keystone SEC Documents required
          -------------
to be filed by it prior to the date hereof. As of their respective dates, the Keystone SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Keystone SEC Documents.

     5.7  Absence of Certain Changes or Events.  Except as disclosed in the
          ------------------------------------
Keystone SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent unaudited financial statements included in the Keystone SEC Documents, Keystone has conducted its business only in the ordinary course, and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on Keystone;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Keystone Common Stock, or any repurchase, redemption or other acquisition by Keystone of any outstanding shares of Keystone Common Stock or other securities of, or other ownership interests in, Keystone;

          (c) any split, combination or reclassification of any of Keystone Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Keystone Common Stock;

          (d) any incurrence, assumption or guarantee by Keystone of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

          (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business assets of Keystone which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Keystone;

          (f) any change in any method of accounting or accounting practice by Keystone, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

          (g) any (i) grant, except pursuant to agreements in effect on the date of this Agreement and disclosed in a Schedule hereto, of any material severance or termination pay to any director, officer or employee of Keystone, (ii) entering into any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Keystone, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) other than in the ordinary course of business consistent with past practices, material increase in compensation, bonus or other benefits payable to directors, officers or employees of Keystone.

     5.8  Litigation.  Except as disclosed in the Keystone SEC Documents, there
          ----------
is no action, suit, investigation or proceeding pending or threatened against or affecting Keystone or any of its properties (other than any such suit, action or proceeding challenging the transactions contemplated by this Agreement or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) that, if determined or resolved adversely to Keystone (in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Keystone.

     5.9  Compliance with Laws.  Except as disclosed in the Keystone SEC
          --------------------
Documents, Keystone (a) is not in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations and (b) has not received any notice from any Governmental Entity or any other Person that Keystone is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Keystone. Keystone has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Keystone.

     5.10 Brokers.  No broker, investment banker, financial advisor or other
          -------
Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Keystone.

     5.11 Disclosure.  No representations or warranties by Keystone contained in
          ----------
this Agreement, and no document, statement, certificate or schedule furnished to Inteuro or the Inteuro Shareholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained therein not misleading. Keystone has provided Inteuro and the Inteuro Shareholders complete and accurate documentation in response to such Persons' disclosure requests consistent with the provisions of this Agreement. All material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise), and financial condition of Keystone have been disclosed to Inteuro and the Inteuro Shareholders in this Agreement, the Schedules attached hereto or in the Keystone SEC Documents. Notwithstanding any right of Inteuro and the Inteuro Shareholders to fully investigate the affairs of Keystone and notwithstanding any Knowledge of facts determined or determinable by Inteuro and the Inteuro Shareholders pursuant to such investigation or right of investigation (but subject to matters disclosed in the exhibits and schedules annexed hereto, as supplemented pursuant to Section 7.10), Inteuro and the Inteuro Shareholders
                         ------------
have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules annexed hereto.

            ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1  Conduct of Business by Inteuro.  Except as contemplated by this
          ------------------------------
Agreement, from the date hereof until the Effective Time, Inteuro shall, and each of the Inteuro Shareholders shall use their best efforts to cause Inteuro to, conduct its business in the ordinary course consistent with past practice and shall use its and their best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement, from the date hereof until the Effective Time, Inteuro will not, and the Inteuro Shareholders will not permit Inteuro to, without the prior written approval of Keystone in each instance:

          (a) amend its Articles of Incorporation, Bylaws or other comparable charter or organizational documents;

          (b) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Inteuro Common Stock; except for such dividends or other distributions reflecting the distribution of Inteuro earnings consistent with past practices;

          (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except in the ordinary course of business consistent with past practice or (ii) any assets that are material, individually or in the aggregate, to Inteuro, except purchases of inventory in the ordinary course of business consistent with past practice;

          (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

          (e) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Inteuro, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to Inteuro or (B) advances to employees in accordance with past practice;

          (f) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

          (g) make any material tax election or settle or compromise any material tax liability;

          (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Inteuro Financial Statements or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Inteuro is a party;

          (i) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Inteuro is a party or waive, release or assign any material rights or claims;

          (j) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of Inteuro's products or products licensed by Inteuro except in the ordinary course of business consistent with past practice;

          (k) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under a Inteuro Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Inteuro Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Inteuro Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Inteuro Plan;

          (l) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

          (m) pay all trade and other payables other than on a basis consistent with past practice; or

          (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2  Conduct of Business by Keystone.  Except as contemplated by this
          -------------------------------
Agreement, from the date hereof until the Effective Time, Keystone shall conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

     6.3  Other Action.  Inteuro and Keystone shall not take any action that
          ------------
would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of the representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger and consummation of the transactions contemplated by this Agreement set forth in Article VIII below not being satisfied.

     6.4  No Solicitation of Transactions.  Inteuro and the Inteuro Shareholders
          -------------------------------
shall, and shall direct and use its and their commercially reasonable efforts to cause Inteuro's officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action, and Inteuro shall notify Keystone of all inquiries or proposals which Inteuro may receive relating to any of such matters and if such inquiry or proposal is in writing, shall deliver to Keystone a copy of such inquiry or proposal.

     6.5  Interim Financial Information.  Inteuro shall provide to Keystone, not
          -----------------------------
later than December 29, 1997, copies of its internally prepared financial statements for the two and eleven month periods ending November 30, 1997.

     6.6  Aggregate Indebtedness.  Immediately prior to the Closing, Inteuro
          ----------------------
shall furnish Keystone with a certificate representing the aggregate indebtedness of Inteuro and CBC for purposes of calculating the Exchange Ratio as defined in Section 1.15 above.
              ------------

                      ARTICLE VII - ADDITIONAL AGREEMENTS

     7.1  Access to Information.  Subject to Section 7.2 below, from the date
          ---------------------              -----------
hereof to the Effective Time, each of Keystone and Inteuro shall provide to the other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Other Party and their respective subsidiaries, other than such information and documents that in the opinion of such Other Party's legal counsel may not be disclosed under applicable law.


     7.2  Confidentiality.  Neither Inteuro, on the one hand, nor Keystone, on
          ---------------
the other hand, shall release, publish, reveal or disclose, directly or indirectly, any Evaluation Material of the Other Party, except (a) to such of its directors, officers, employees, financial advisors, legal counsel, accountants or other agents, advisors or representatives as shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement, so long as such Persons are informed by the revealing party of the confidential nature of such information and are directed by it to treat such information confidentially, (b) to such third parties as are reasonably necessary to obtain the consents and approvals from such parties to the transactions contemplated by this Agreement so long as such third parties are informed by the revealing party of the confidential nature of such information and are directed by it to treat such information confidentially, or (c) with the prior written consent of the Other Party and then only to the extent specified in such consent. The parties agree to take all reasonable precautions to safeguard the confidentiality of the Evaluation Material. Neither Inteuro nor Keystone shall make, or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the Evaluation Material of the Other Party. In addition, all such Evaluation Material shall be used solely for the purposes of the investigations contemplated by Section 7.1 above, and shall not be otherwise used to the
                -----------
detriment of the Other Party or in competition with the Other Party. The restrictions on disclosure of information contained in this Section 7.2 do not
                                                            -----------
extend to any item of information that (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to the Other Party, (iii) is published or otherwise made known to the public by the Other Party, (iv) was generated independently before its receipt from the Other Party or (v) is required to be disclosed pursuant to a governmental order or decree or other legal requirement to produce or disclose such item of information, provided that upon receiving notice that any such order or decree is being sought or that any such legal requirement is applicable, such party shall promptly give the Other Party notice thereof and such party shall cooperate with the Other Party's efforts, if any, to contest the issuance of such order or decree or the application of such legal requirement. Upon written request, the parties shall return or destroy all writings, documents and materials containing Evaluation Material. Each of Inteuro, on the one hand, and Keystone, on the other hand, understands that the Other Party will not have an adequate remedy at law for a breach or threatened breach by the revealing party or any of its subsidiaries of the terms of this
Section 7.2, and each party therefore agrees that if there is any such breach or
-----------
threatened breach, the Other Party may, in addition to any other legal or equitable remedies available to it, obtain an injunction or restraining order to enjoin the Other Party or any of its subsidiaries from the breach or threatened breach of this Section 7.2.
               -----------

     7.3  Public Announcements.  Each of Inteuro and Keystone shall consult with
          --------------------
the Other Party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or Keystone's listing agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.


     7.4  Appropriate Action; Consents; Filings.
          -------------------------------------

          (a) Inteuro, the Inteuro Shareholders and Keystone shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Merger and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Inteuro or Keystone in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable law; provided that Keystone and Inteuro shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the Other Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. All fees and expenses relating to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by Inteuro and the Inteuro Shareholders shall be borne by Inteuro. All fees and expenses relating to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by Keystone shall be borne by Keystone. Inteuro and Keystone shall use reasonable best efforts to furnish to the Other Party all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger and this Agreement.

          (b) (i) Inteuro and Keystone shall give any notices to third parties, and use their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Merger and the transactions contemplated by this Agreement, (B) disclosed or required to be disclosed in the schedules to this Agreement or (C) required to prevent a Material Adverse Effect on Inteuro or Keystone.

               (ii) In the event that Inteuro or Keystone shall fail to obtain any third party consent described in subsection (b)(i) above, Inteuro or Keystone, as appropriate, shall use its reasonable best efforts, and shall take any such actions reasonably requested by the Other Party, to minimize any adverse effect on Inteuro, its subsidiaries and Keystone and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, each of Inteuro and Keystone shall promptly notify the Other Party of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Keystone or, to the Knowledge of such first party, any subsidiary of Keystone to own or operate all or any portion of the businesses or assets of Inteuro, which in either case is reasonably likely to have a Material Adverse Effect on Keystone.

          (d) Each party shall execute and deliver on and after the execution of this Agreement such further documents and instruments and take such other actions as the Other Party may reasonably request to implement and effect the purposes of and transactions contemplated by this Agreement.

     7.5  State Statutes.  If any State Takeover Laws shall become applicable to
          --------------
the transactions contemplated by this Agreement, each of Inteuro and Keystone, as the case may be, and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement.

     7.6  Employment Contracts.  The parties shall use their respective
          --------------------
reasonable best efforts to cause the Surviving Corporation to enter into employment contracts to be effective as of the Effective Time with Leon Schigiel and Joseph Bick in substantially the form attached hereto as Exhibits 7.6-1 and
                                                             --------------
7.6-2, respectively.
-----

     7.7  Indemnification.
          ---------------

          (a)  Indemnification by the Inteuro Shareholders.  Subject to the
               -------------------------------------------
limitations set forth in Section 7.7(d) below, the Inteuro Shareholders, jointly
                         --------------
and severally, shall indemnify and hold Keystone harmless at all times from and after the date of this Agreement against and in respect of all payments, damages, demands, claims, losses, obligations, liabilities, costs and expenses, including but not limited to, reasonable attorneys' fees and costs ("Claims") which Keystone may suffer or incur in connection with any breach by Inteuro or the Inteuro Shareholders of any of their respective representations, warranties or covenants in this Agreement.

          (b)  Indemnification by Keystone.  Subject to the limitations set
               ---------------------------
forth in Section 7.7(d) below, Keystone shall indemnify and hold Inteuro and the
         --------------
Inteuro Shareholders harmless at all times from and after the date of this Agreement, against and in respect of all Claims which Inteuro or the Inteuro Shareholders may suffer or incur in connection with any breach by Keystone of any of its representations, warranties or covenants in this Agreement.

          (c)  Third Party Claims.  If a claim by a third party is made against
               ------------------
any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Section 7.7, such indemnified party shall promptly
                         -----------
notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Section. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Section that such party elects to undertake the defense of such claim, or does not actively prosecute such defense thereafter, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

          (d)  Limitations.  Notwithstanding anything to the contrary contained
               -----------
in this Agreement, a party shall be liable for any Claim only to the extent that
(i) such Claim, together with all other Claims for which such party is liable under this Agreement and under the Agreement and Plan of Merger among Keystone, the Subsidiary, CBC and the CBC Shareholders (the "CBC Merger Agreement"), exceeds $500,000, and (ii) written notice of such Claim, describing the subject matter thereof in reasonable detail, shall have been delivered to such party within the applicable period set forth below: (A) with respect to a Claim arising from the breach of the representations and warranties contained in
Section 4.7, not later than thirty (30) days after the first issuance of audited
-----------
financial statements of Keystone following the Merger, (B) with respect to a Claim arising from a breach of the representations and warranties contained in the penultimate sentence of Section 4.6, the sixth anniversary of the Effective
                            -----------
Time, and (C) with respect to a Claim arising from a breach of any of the other representations, warranties and covenants contained in this Agreement, the date occurring 365 days after the Effective Time. The foregoing limitations shall apply to each party regardless of any joint or joint and several liability borne by such party together with any other party.

          (e)  Limits Applicable to General Liability.   The indemnification
               --------------------------------------
provided in this Section 7.7 is not the exclusive remedy of any party with
                 -----------
respect to the transactions contemplated hereby; provided, that the limitations
                                                 --------
provided under subsection (d) shall apply to any Claim, whether pursuant to this
Section 7.7, in an action at law or in equity, or otherwise.
-----------

     7.8  Accounting Treatment.  The Inteuro Shareholders covenant and agree
          --------------------
that they shall take no action that could reasonably be deemed to impair the accounting treatment of the Merger as a "pooling".

     7.9  Other Agreements.  Keystone and each of the Inteuro Shareholders shall
          ----------------
at the Effective Time have entered into a Registration Rights Agreement substantially in the form of Exhibit 7.9-1 hereto; and Inteuro and the Inteuro
                             -------------
Shareholders shall have entered into an Affiliate Agreement substantially in the form of Exhibit 7.9-2 hereto.
        -------------

     7.10 Right to Update Schedules.  Notwithstanding anything herein to the
          -------------------------
contrary, Inteuro and the Inteuro Shareholders (on the one hand) and Keystone (on the other hand) may, after the date of this Agreement, amend or supplement the Schedules relating to their respective representations and warranties hereunder for the purpose of disclosing transactions or occurrences arising after the date of this Agreement and prior to the Effective Time. No transaction or occurrence duly disclosed pursuant to this Section 7.10 shall be
                                                          ------------
deemed to constitute a breach of this Agreement; provided that if the
                                                 --------
transactions and occurrences so disclosed (a) are reasonably likely to constitute, individually or in the aggregate, a Material Adverse Effect on Inteuro (in the case of disclosures by Inteuro and the Inteuro Shareholders), then Keystone may terminate this Agreement in accordance with Section 9.2(b) and
                                                              --------------
without liability to Keystone; and (b) are reasonably likely to constitute, individually or in the aggregate, a Material Adverse Effect on Keystone (in the case of disclosures by Keystone), then Inteuro may terminate this Agreement in accordance with Section 9.2(a) and without liability to Inteuro or the Inteuro
                --------------
Shareholders.

     7.11 Board of Directors.  Keystone shall use its best efforts to cause the
          ------------------
election of Leon Schigiel to its Board of Directors as soon as practicable following the Closing.

     7.12 Leases.  Keystone and the Inteuro Shareholders shall at the Effective
          ------
Time have entered into Lease Agreements substantially in the forms of Exhibits
                                                                      --------
7.12-1, 7.12-2, 7.12-3 and 7.12-4 hereto.
------  ------  ------     ------

     7.13 Release from Guarantees.  Not later than 60 days following the
          -----------------------
Closing, Keystone shall cause the Inteuro Shareholders to be released from any and all guarantees of any indebtedness set forth on Schedule 4.13 B or Schedule
4.21 that they personally guaranteed for the benefit of Inteuro, with all such guarantees on indebtedness being assumed by Keystone; provided that in the event the beneficiary of any such guarantee is unwilling to permit the assumption by Keystone of the obligations under such guarantee, Keystone shall repay the indebtedness to which such guarantee relates together with all interest and prepayment penalties, if any, then due and owing.

                    ARTICLE VIII - CONDITIONS TO THE MERGER

     8.1  Conditions of Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of Inteuro and Keystone to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

          (a)  Governmental Entity Approvals.  All authorizations, consents,
               -----------------------------
orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any

Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, the expiration of any waiting period (and any extension thereof) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) shall have been filed, expired or been obtained.

          (b)  No Injunctions or Restraints.  No temporary restraining order,
               ----------------------------
preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect.

          (c)  Statutes.  No action shall have been taken, and no statute, rule,
               --------
regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal or (ii) render Inteuro or Keystone unable to consummate the Merger, except for any waiting period provisions.

          (d)  Material Adverse Effect.  Since the date of this Agreement, there
               -----------------------
shall have occurred no Material Adverse Effect with respect to Keystone or Inteuro that is the result of (i) conditions or factors generally affecting the economy or the industry in which Inteuro or Keystone operates, or (ii) the announcement of the Merger or actions taken in contemplation thereof.

          (e)  Simultaneous Closings.  The Merger contemplated by the CBC Merger
               ---------------------
Agreement shall close simultaneously with this Merger.

     8.2  Conditions of Obligation of Keystone.  The obligation of Keystone to
          ------------------------------------
consummate the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Keystone.

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Inteuro and the Inteuro Shareholders set forth in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date (subject to Section 7.10), as though made on and as of such date (provided
                 ------------
that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Inteuro. Keystone shall have received a certificate signed on behalf of Inteuro by the chief executive officer and the chief financial officer of Inteuro, and by the Inteuro Shareholders, to such effect.

          (b)  Performance of Obligations of Inteuro and the Inteuro
               -----------------------------------------------------
Shareholders. Inteuro and the Inteuro Shareholders shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, unless waived in writing by Keystone, and Keystone shall have received a certificate signed on behalf of Inteuro by the chief executive officer and the chief financial officer of Inteuro, certifying as to Inteuro's performance.

          (c)  Consents.  The consents, approvals and authorizations described
               --------
(or required to be described) on Schedules 4.5 and 5.4 hereto shall have been
                                 -------------     ---
obtained in form and in substance reasonably satisfactory to Keystone, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on either Keystone or the Surviving Corporation.

          (d)  Accounting Treatment.  Keystone shall have received from Ernst &
               --------------------
Young LLP an opinion dated the Effective Time in form and substance reasonably satisfactory to Keystone that the Merger will receive "pooling" treatment for accounting purposes.

          (e)  Dissenting Shareholders.  Keystone shall have received evidence
               -----------------------
satisfactory to Keystone that no holders of Inteuro Common Stock are entitled to, or have, dissented from the Merger.

          (f)  Legal Opinion.  Keystone shall have received an opinion of Eckert
               -------------
Seamans Cherin & Mellott, LC, counsel to Inteuro and the Inteuro Shareholders, in substantially the form attached hereto as Exhibit 8.2(f).
                                             --------------

          (g)  Results of Operations.  The combined results of operations of
               ---------------------
Inteuro and CBC (with all intercompany transactions eliminated) prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods, reflect pretax income (excluding transactional costs with respect to this Agreement) for the eleven (11) months ended November 30, 1997 in excess of $4.6 million.

     8.3  Conditions of Obligation of Inteuro.  The obligation of Inteuro to
          -----------------------------------
effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Inteuro:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Keystone set forth in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date (subject to Section
                                                                       -------
7.10), as though made on and as of such date (provided that those
----
representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Keystone. Inteuro shall have received a certificate signed on behalf of Keystone by the chief executive officer and the chief financial officer of Keystone to such effect.

          (b)  Performance of Obligations of Keystone.  Keystone shall have
               --------------------------------------
performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, unless waived in writing by Inteuro and/or the Inteuro Shareholders, and Inteuro shall have received a certificate signed on behalf of Keystone by the chief executive officer and the chief financial officer of Keystone, certifying as to Keystone's performance.

          (c)  Consents.  The consents, approvals and authorizations described
               --------
(or required to be described) on Schedules 4.5 and 5.4 hereto shall have been
                                 -------------     ---
obtained in form and substance reasonably satisfactory to Inteuro, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on either Keystone or the Surviving Corporation.

          (d)  Legal Opinion.  The Inteuro Shareholders shall have received an
               -------------
opinion of Manatt, Phelps & Phillips, LLP, counsel to Keystone, in substantially the form attached hereto as Exhibit 8.3(d).
                            --------------

                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

     9.1  Termination.  This Agreement may be terminated and the Merger may be
          -----------
abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the shareholders of Keystone and
Inteuro:

          (a)  by mutual written consent of Keystone and Inteuro; or

          (b) by either Keystone or Inteuro if either (i) the Effective Time shall not have occurred on or before January 31, 1998; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be
                                                 --------------
available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided that the party seeking to terminate this Agreement pursuant to this subsection (b)(ii) shall have complied with its obligations under Section 7.4 above; or
                  -----------

          (c) by Inteuro, if the Board of Directors of Keystone withdraws, modifies or changes its approval of the Merger and this Agreement in a manner adverse to Inteuro or shall have resolved to do any of the foregoing; or

          (d) by Keystone, if the Board of Directors of Keystone shall have withdrawn, modified or changed its approval of the Merger and of this Agreement as a result of a determination by a majority of such directors in good faith that failure to so withdrawn, modify or change such approval would be a breach of the fiduciary duty of such directors; or

          (e)  by Inteuro, in the event that any condition in Section 8.1 or
                                                              -----------
Section 8.3 is not satisfied or waived by January 31, 1998;
-----------

          (f)  by Keystone, in the event that any condition in Section 8.1 or
                                                               -----------
Section 8.2 is not satisfied or waived by January 31, 1998;
-----------

          (g)  by Keystone, pursuant to clause (a) of Section 7.10; or
                                                      ------------

          (h)  by Keystone, if Excess Indebtedness as defined in Section 1.15
                                                                 ------------
exceeds $3.9 million;

          (i)  by Inteuro, pursuant to clause (b) of Section 7.10.
                                                     ------------

          (j) by Inteuro, if the average closing price of Keystone Common Stock on the NASDAQ National Market for any seven consecutive trading days falls below $18.00 per share between the date of this Agreement and the Effective Time.

     9.2  Consequences of Termination.
          ---------------------------

          (a) In the event Keystone terminates this Agreement other than in compliance with Section 9.1 above, or in the event Inteuro terminates this
                -----------
Agreement in compliance with the provisions of Section 9.1(b)(i) above because
                                               -----------------
the Effective Time has not occurred on or before January 31, 1998 as a result of a material breach of this Agreement by Keystone, or in compliance with the provisions of clause (b) of Section 7.10 or in compliance with the provisions of
                            ------------
Section 9.1(e) to the extent arising from the failure of any condition under
--------------
Section 8.3, Keystone shall reimburse Inteuro for its reasonable and documented
-----------
fees and expenses (including reasonable attorney's fees and costs) incurred in connection with the transactions contemplated by this Agreement, in an aggregate amount not to exceed $150,000.

          (b) In the event Inteuro terminates this Agreement other than and in compliance with Section 9.1 above, or in the event Keystone terminates this
                -----------
Agreement in compliance with the provisions of Section 9.1(b)(i) above because
                                               -----------------
the Effective Date has not occurred on or before January 31, 1998 as a result of a material breach of this Agreement by Inteuro or the Inteuro Shareholders, or in compliance with the provisions of clause (a) of Section 7.10 or pursuant to
                                                   ------------
Section 9.1(f) to the extent arising from the failure of any condition under
--------------
Section 8.2, Inteuro shall reimburse Keystone for its reasonable and documented
-----------
fees and expenses (including reasonable attorney's fees and costs) incurred in connection with the transactions contemplated by this Agreement, in an aggregate amount not to exceed $150,000.

          (c)  Termination of this Agreement other than as provided for in
Section 9.2(a) or 9.2(b) above shall not result in any liability on the part of
--------------    ------
any party to this Agreement.  The remedies set forth in this Section 9.2 are
                                                             -----------
intended to be the sole remedies of the parties in the event that either party terminates this Agreement for any reason.

     9.3  Amendment.  This Agreement may be amended by the parties hereto by
          ---------
action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.4  Waiver.  At any time prior to the Effective Time, any party hereto may
          ------
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.

                         ARTICLE X - GENERAL PROVISIONS

     10.1 Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Merger subject to the limitations set forth in
Section 7.7.
-----------

     10.2 Notices.  All notices, requests, claims, demands and other
          -------
communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the following addresses and/or facsimile numbers set forth on the signature pages of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

     10.3 Entire Agreement.  This Agreement (including the Exhibits and
          ----------------
Schedules hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

     10.4 Severability.  It is the desire and intent of the parties that the
          ------------
provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     10.5 Successors and Assigns.  The provisions of this Agreement shall be
          ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto in each instance.

     10.6 Parties in Interest.  This Agreement shall be binding upon and inure
          -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.7 Enforcement.  The parties agree that irreparable damage would occur in
          -----------
the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in a California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of California or a California state court.

     10.8 Governing Law.  This Agreement shall be construed in accordance with
          -------------
and governed by the law of the State of California, without giving effect to the principles of conflict of laws thereof.

     10.9 Counterparts; Effectiveness.  This Agreement may be signed in any
          ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     10.10  Further Assurances.  Each of the parties hereto covenants that it
            ------------------
shall promptly do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, documents, instruments and agreements as may reasonably be requested by any Other Party from time to time in order to carry out more effectively the purposes of this Agreement.

     10.11  Attorney Fees.  In the event of any dispute between the parties
            -------------
hereto, the prevailing party shall be entitled to recover its reasonable attorney fees and costs from the Other Party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                               KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


                                    /s/ Charles J. Hogarty
                               By _____________________________________________
                                    Charles J. Hogarty, Chief Executive Officer
                                    700 East Bonita Avenue
                                    Pomona, California 91767
                                    Telecopier No. (909) 624-9136


                               INTEURO MERGER, INC.


                                    /s/ Charles J. Hogarty
                               By _____________________________________________
                                    Charles J. Hogarty, Chief Executive Officer


                               INTEURO PARTS DISTRIBUTORS, INC.


                                    /s/ Leon Schigiel
                               By _____________________________________________
                                    Leon Schigiel, President
                                    9970 N.W. 89th Court
                                    Medley, Florida 33178
                                    Telecopier No. (305) 888-0685



                                /s/ Leon Schigiel
                               __________________________________________
                               LEON SCHIGIEL
                               3328 NE 169th Street
                               North Miami Beach, Florida 33160
                               Telecopier No. (305) 947-0130


                                /s/ Joseph Bick
                               __________________________________________
                               JOSEPH BICK
                               3480 Windmill Ranch Road
                               Weston, Florida 33331